NEWS RELEASE

#05Q – February 1, 2006	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com
SONOCO REPORTS 2005 FOURTH QUARTER AND TWELVE MONTHS
FINANCIAL RESULTS
Hartsville, S.C. – Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the fourth quarter of 2005 of $.38, compared with $.35 for the same period in 2004, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer. Base earnings per diluted share for the fourth quarter of 2005, a non-GAAP measure that excludes certain unusual items discussed below, were $.58 per diluted share, compared with $.43 per diluted share, for the same period of 2004. (A reconciliation of base earnings per share to reported earnings per share is provided on page 7 of this news release.)
Results for the fourth quarter of 2005 included the following unusual expenses: $10.1 million ($.10 per diluted share) for additional tax expense associated with the repatriation of $125 million in foreign earnings under the American Jobs Creation Act and an after tax charge of $7.6 million ($.08 per diluted share) related to an increase in the environmental reserve at a Company subsidiary’s paper operations in Wisconsin. Fourth quarter 2005 results also included restructuring costs of $1.9 million after tax ($.02 per diluted share) related to previously announced actions. In the fourth quarter of 2004, results included after-tax restructuring costs of $7.8 million ($.08 per diluted share).
Net sales for the fourth quarter of 2005 were $955 million, compared with $885 million for the same period in 2004. “Sales for the fourth quarter of 2005 were up nearly 8 percent over the same period in 2004 as a result of increased volumes from composite cans, rigid plastic containers, point-of-purchase displays, flexible packaging, ends and closures, wire and cable reels, molded and extruded plastics and protective packaging. Sales were also favorably impacted by having a full quarter’s sales related to the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation, which was completed during the fourth quarter of 2004. Higher average prices in most consumer packaging businesses also contributed to increased sales, as did increased service revenue in the Packaging Services businesses and the impact of foreign exchange rates as the dollar weakened against foreign currencies,” said DeLoach. He noted that volume increases during the fourth quarter of 2005, which excludes the increased service revenue from Packaging Services, was 4.2 percent over the same period in 2004. Excluding the impact of the joint venture, volume was up 3.0 percent.
Net income for the fourth quarter of 2005 was $38.8 million, compared with $35.0 million for the fourth quarter of 2004. Base earnings totaled $58.4 million for the fourth quarter of 2005, compared with $42.8 million for the same period in 2004. (A reconciliation of base earnings to reported net income is provided on page 7 of the news release.)
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

SONOCO REPORTS 2005 FOURTH QUARTER, TWELVE MONTHS RESULTS – page 2
“Fourth quarter 2005 base earnings were robust due primarily to increased volume in our Consumer Packaging and Packaging Services segments and company-wide productivity improvements and cost containment. In addition, we continued to maintain a positive price/cost relationship in the fourth quarter of 2005, despite higher overall raw material costs,” said DeLoach. “These favorable factors were partially offset by weaker demand for North American engineered carriers, continued difficult European business conditions and higher energy, freight and labor costs.”
Cash generated from operations for the fourth quarter of 2005 was $66.7 million, compared with $115.0 million for the same period in 2004. Pension contributions, which are included in these figures, totaled $65.5 million in 2005, versus $17.4 million in 2004. Cash generated from operations was used to fund capital expenditures of approximately $36.9 million and to pay dividends of approximately $22.9 million. Debt was reduced by approximately $110.4 million as a result of repatriated foreign earnings under the American Jobs Creation Act and cash generated from operations.
For the twelve months ended December 31, 2005, net sales were $3.5 billion, compared with $3.2 billion for the full year 2004. Net income for 2005 was $161.9 million, compared with $151.2 million in 2004. Net income in 2005 was negatively impacted by $10.1 million in additional tax expense associated with the repatriation of foreign earnings, $7.6 million (after tax) expense to increase an environmental reserve and $13.0 million (after tax) in previously announced restructuring costs. Income for the full year 2004 was negatively impacted by restructuring charges of approximately $14.5 million (after tax), a $3.6 million (after tax) charge related to the cost of replacing certain executive life insurance policies and a $2.9 million (after tax) charge for claims against the Company as a result of a legal judgment. 2004 net income was positively impacted by $9.3 million as a result of the recognition of certain tax benefits.
Base earnings totaled $192.6 million for 2005, compared with $162.9 million for 2004. (A reconciliation of base earnings to reported net income is provided on page 8 of this press release.) The increase in base earnings for 2005 was primarily due to increased volume in the Consumer Packaging segment, higher service revenues in the Packaging Services segment, reduced costs resulting from ongoing productivity and purchasing initiatives and a favorable price/cost relationship, as well as the second quarter of 2004 acquisition of CorrFlex Graphics, LLC. These increases were partially offset by costs associated with the integration of the Sonoco-Alcore joint venture; weaker demand for engineered carriers and paper in Europe and the Americas; continued difficult business conditions in Europe; higher energy, freight and labor costs; and startup costs associated with the Company’s new rigid plastic container plant in Wisconsin.
Also for the full year 2005, cash generated from operations was $227.4 million, compared with $252.2 million for 2004. The decrease in cash flow is primarily attributable to increased pension contributions, which totaled $77.0 million in 2005, compared with $33.4 million in the previous year. Cash generated from operations in 2005 was used to fund capital expenditures of $129.1 million and to pay dividends of $90.1 million. Debt was reduced by $117.8 million as a result of repatriated foreign earnings under the American Jobs Creation Act and cash generated from operations.
“Sonoco delivered on its key performance initiatives in 2005. The Company experienced sustained quarterly earnings increases, margin improvement and double-digit sales growth driven by acquisitions, improved company-wide volume coming from significant new consumer product and market development, and geographical expansion. Our employees remained focused on meeting the needs of our customers while improving productivity and managing costs in all of our businesses. We continued our efforts to successfully hedge the majority of our natural gas needs to provide more certainty of energy costs, and we maintained a positive price/cost relationship, despite rising costs in most raw materials,” said DeLoach.
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SONOCO REPORTS 2005 FOURTH QUARTER, TWELVE MONTHS RESULTS – page 3
“At year-end 2005, our domestic pension plan was fully funded, and the Company’s debt-to-capital ratio had been reduced to 35.1 percent, after having increased to 43.1 percent following the CorrFlex acquisition in May 2004. We expect cash flow from operations to average approximately $300 million annually over the next several years. We plan to use available cash in 2006 to fund acquisitions, capital spending and benefit plans, further reduce debt and continue paying dividends to our shareholders as we have done without interruption since 1925. In addition, as previously announced, we expect to repurchase between 2 million and 2.5 million shares of our outstanding common stock by the end of the first quarter of 2006. The planned repurchase would be made under an existing authorization of approximately 5.29 million shares,” added DeLoach.
“Our fourth quarter 2005 operating performance was strong in most of our businesses. Year-over-year earnings improvement was especially notable in the Engineered Carriers/Paper segment, where North American paper operations, which are traditionally strong in the fourth quarter, had an exceptionally robust performance. This performance was primarily the result of excellent management of the price/cost relationship along with significant productivity improvements. 2005 may well prove to have been a break out year for our Consumer Packaging and Packaging Services segments, as the addition of CorrFlex along with volume growth, specifically in flexible packaging and ends and closures, provided an excellent foundation for future growth. During 2006, we will remain focused on growing our top line and improving margins by managing productivity and costs within our businesses. The Company expects first quarter 2006 base earnings to be in the range of $.41 to $.44 per diluted share, which includes approximately $.02 per diluted share related to the expensing of stock options and excludes any restructuring charges, which cannot be estimated at this time. The first quarter is historically the Company’s weakest quarter. The Company previously announced that it expects base earnings per diluted share for the full year 2006 in the range of $1.90 to $1.94, including approximately $.03 per diluted share related to expensing of stock options, excluding any restructuring charges, which cannot be estimated at this time, and assuming no significant changes in volume or pricing. With those same qualifications, we expect base earnings for 2006 to be at the upper end of that guidance. As we move further into 2006, we will continue to evaluate our performance in light of OCC prices and general economic conditions such as rising interest rates, historically high personal debt levels and continued weakness in European economies. OCC prices are historically higher in the first half of the year, though that has not yet occurred in 2006. With better clarity into the year, we will determine if earnings guidance should be readdressed,” DeLoach concluded.
Segment Review
The Company uses a non-GAAP financial measure when discussing the operational results of the segments. Base Operating Profit at the segmental level is defined as the segments’ portion of “Income before income taxes” on the Company’s Condensed Consolidated Statements of Income adjusted for restructuring charges, net interest expense and non-recurring or infrequent and unusual items. (A reconciliation of Base Operating Profit for each of the Company’s three reportable segments and All Other Sonoco to GAAP Income before income taxes is provided on page 8 of the news release.)
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
Fourth quarter 2005 sales for the Consumer Packaging segment were $343.1 million, compared with $311.6 million for the same period in 2004. Base operating profit for this segment was $31.7 million in the fourth quarter of 2005, compared with $24.6 million in the fourth quarter of 2004.
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SONOCO REPORTS 2005 FOURTH QUARTER, TWELVE MONTHS RESULTS – page 4
Sales in the Consumer Packaging segment were up year-over-year in the fourth quarter of 2005, reflecting increased volume in composite cans, rigid plastic containers and flexible packaging, as well as the impact of increased prices in closures, composite and rigid plastic containers. The increase in operating profit in the fourth quarter of 2005 was due to increased selling prices, higher volume stemming from new products and from manufacturing and purchasing productivity improvements. This was partially offset by higher costs for raw material, freight and labor, and continued start-up costs stemming from the Company’s new rigid plastics facility in Wisconsin.
Engineered Carriers and Paper
The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; fiber-based construction tubes and forms, paperboard and recovered paper.
Fourth quarter 2005 sales for the Engineered Carriers and Paper segment were $392.6 million, compared with $389.4 million for the same period in 2004. Base operating profit for the Engineered Carriers and Paper segment for the fourth quarter of 2005 was $35.8 million, compared with $24.2 million in the fourth quarter of 2004.
Fourth quarter 2005 sales in this segment increased due to the favorable impact of having a full quarter’s sales related to the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation, which was completed during the fourth quarter of 2004, partially offset by lower volume in North America and Europe. Base operating profit in the segment increased primarily due to productivity improvements and cost containment, along with a favorable price/cost relationship resulting from lower OCC prices, partially offset by lower volume from North American and European engineered carriers, a $3 million asset impairment charge and higher energy, freight and labor costs. A $7.2 million accounting adjustment from a wholly-owned subsidiary in Spain was recorded in the fourth quarter of 2004, providing a favorable variance for the fourth quarter of 2005. North American paper mill operations reported capacity utilization rates of 99 percent in the fourth quarter of 2005 versus 93 percent in the same period in 2004.
Packaging Services
The Packaging Services segment includes the following services: packaging fulfillment, product handling, brand management, and supply chain management.
Fourth quarter 2005 sales for the Packaging Services segment were $124.5 million, compared with $100.0 million in the same quarter of 2004. Base operating profit for this segment was $11.6 million, compared with $10.9 million in the same period in 2004.
Sales in the Packaging Services segment were up primarily due to increased sales in Packaging Services operations and to a lesser extent, in Sonoco CorrFlex. Much of the sales increase in Packaging Services is on a pass-through basis, so the year-over-year change in base operating profit in the segment is primarily due to productivity improvements in Packaging Services and the volume impact of CorrFlex sales. In addition, the segment recorded a gain on the sale of Sonoco’s single plant folding carton business.
All Other Sonoco
All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom design protective packaging, adhesives; machinery manufacturing; and specialty packaging.
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SONOCO REPORTS 2005 FOURTH QUARTER, TWELVE MONTHS RESULTS – page 5
Fourth quarter 2005 sales for All Other Sonoco were $94.7 million, compared with $83.9 million in the fourth quarter of 2004. Base operating profit for the fourth quarter of 2005 for All Other Sonoco was $11.9 million, compared with $8.4 million in the same period in 2004.
Fourth quarter sales in All Other Sonoco increased over the same period in 2004 primarily due to volume and price increases in wire and cable reels, protective packaging and molded and extruded plastics. Base operating profit for All Other Sonoco in the fourth quarter of 2005 increased primarily because of higher volumes and productivity improvements.
Corporate
During the fourth quarter of 2005, the United States Environmental Protection Agency (“EPA”) notified Sonoco U. S. Mills, Inc. (“U. S. Mills”), a wholly-owned subsidiary acquired by the Company in 2001, that U. S. Mills and another party would be jointly held responsible to undertake a program to remove and dispose of PCB contaminated sediments at a particular site in the vicinity of a U. S. Mills plant on the lower Fox River in Wisconsin. The contamination occurred over thirty years ago and U. S. Mills has not admitted any responsibility. U. S. Mills and the other party have reached agreement with each other that each would fund 50 percent of the costs of remediation demanded by the EPA which is currently estimated to be between $25 million and $30 million for the project as a whole. The Company has accrued $12.5 million as an estimate of the portion of costs that U. S. Mills expects to fund under the current agreement. Some or all of any costs incurred may be covered by insurance or be subject to recoupment from third parties, but no amounts have been recognized in the financial statements for such recovery.
Depreciation and amortization expense for the fourth quarter of 2005 was $42.3 million, compared with $44.0 million in 2004. Net interest expense for the fourth quarter of 2005 increased slightly to $11.5 million, compared with $11.3 during the same period in 2004.
The effective tax rate for the Company for the year ended December 31, 2005, was 36.4 percent, compared with 29.8 percent in 2004. The increase in the effective tax rate was due to tax expense of $10.1 million associated with the repatriation of $125 million in foreign earnings under the American Jobs Creation Act in 2005 and the recognition of certain tax benefits totaling $9.3 million in 2004.
Conference Call
Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, February 1, 2006, at 2:00 p.m. Eastern time. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the “Latest News” section. The call will be archived on the Investor Information section of the Sonoco Web site for 12 months.
About Sonoco
Founded in 1899, Sonoco is a $3.5 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
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SONOCO REPORTS 2005 FOURTH QUARTER, TWELVE MONTHS RESULTS – page 6
Forward-looking Statements and Other Information
Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, pension plan funding, expected earnings and producing improvements in earnings, continued payment of dividends and stock repurchases. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussion as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruption resulting from terrorist activities.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 2005 Fourth Quarter, Twelve Months Financial Results — page 7
Definition and Reconciliation of Non-GAAP Financial Measures
The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:
Base Earnings Per Share (EPS)
Base EPS is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Diluted Earnings Per Share, as reported (GAAP)	$.38	$.35
Adjusted for:
Restructuring charges, net of tax	.02	.08
Environmental reserve, net of tax	.08
Taxes on repatriation of foreign earnings	.10

Base Earnings Per Share (Non-GAAP)	$.58	$.43

	Twelve Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Diluted Earnings Per Share, as reported (GAAP)	$1.61	$1.53
Adjusted for:
Restructuring charges, net of tax	.13	.14
Executive life insurance, net of tax		.04
Environmental reserve, net of tax	.08
Legal judgment, net of tax		.03
Taxes on repatriation of foreign earnings	.10
Recognition of tax benefits		(.09)

Base Earnings Per Share (Non-GAAP)	$1.92	$1.65

Base Earnings
Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Net Income, as reported (GAAP)	$38.8	$35.0
Adjusted for:
Restructuring charges, net of tax	1.9	7.8
Environmental reserve, net of tax	7.6
Taxes on repatriation of foreign earnings	10.1

Base Earnings (Non-GAAP)	$58.4	$42.8

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Sonoco Reports 2005 Fourth Quarter, Twelve Months Financial Results — page 8

	Twelve Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Net Income, as reported (GAAP)	$161.9	$151.2
Adjusted for:
Restructuring charges, net of tax	13.0	14.5
Executive life insurance, net of tax		3.6
Environmental reserve, net of tax	7.6
Legal judgment, net of tax		2.9
Taxes on repatriation of foreign earnings	10.1
Recognition of tax benefits		(9.3)

Base Earnings (Non-GAAP)	$192.6	$162.9

Base Operating Profit
Base Operating Profit at the segmental level is defined as the segments’ portion of “Income before income taxes” on the Company’s Condensed Consolidated Statements of Income adjusted for restructuring charges, net interest expense and non-recurring or infrequent and unusual items. The following tables set forth the reconciliation of Base Operating Profit for each of the Company’s three reportable segments and All Other Sonoco to GAAP Income before income taxes ($ in millions):

	Three Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Consumer Packaging — Base Operating Profit	$31.7	$24.6
Engineered Carriers and Paper — Base Operating Profit	35.8	24.2
Packaging Services — Base Operating Profit	11.6	10.9
All Other Sonoco — Base Operating Profit	11.9	8.4
Restructuring charges	(2.8)	(10.7)
Environmental reserve	(12.5)
Interest, net	(11.5)	(11.3)

Income before income taxes (GAAP)	$64.2	$46.1

	Twelve Months Ended
	December 31,	December 31,
(Unaudited)	2005	2004
Consumer Packaging — Base Operating Profit	$103.5	$85.4
Engineered Carriers and Paper — Base Operating Profit	119.5	119.9
Packaging Services — Base Operating Profit	44.8	30.5
All Other Sonoco — Base Operating Profit	40.6	32.7
Restructuring charges	(21.2)	(19.0)
Environmental reserve	(12.5)
Legal Settlement		(4.5)
Executive life insurance		(5.6)
Interest, net	(43.6)	(42.1)

Income before income taxes (GAAP)	$231.1	$197.3

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Sonoco Reports 2005 Fourth Quarter, Twelve Months Financial Results — page 9
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Sales	$954,908	$884,998	$3,528,574	$3,155,433
Cost of sales	766,409	728,484	2,867,623	2,580,643
Selling, general and administrative expenses	110,038	88,386	364,967	316,403
Restructuring charges	2,777	10,738	21,237	18,982

Income before interest and taxes	75,684	57,390	274,747	239,405
Interest expense	14,050	13,060	51,559	47,463
Interest income	(2,558)	(1,780)	(7,938)	(5,400)

Income before income taxes	64,192	46,110	231,126	197,342
Provision for income taxes	29,585	17,056	84,174	58,858

Income before equity in earnings of affiliates/minority interest in subsidiaries	34,607	29,054	146,952	138,484
Equity in earnings of affiliates/minority interest in subsidiaries	4,192	5,940	14,925	12,745

Net income	$38,799	$34,994	$161,877	$151,229

Average shares outstanding — diluted	100,859	99,837	100,418	98,947
Diluted earnings per share	$.38	$.35	$1.61	$1.53

Dividends per common share	$.23	$.22	$.91	$.87

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Sonoco Reports 2005 Fourth Quarter, Twelve Months Financial Results — page 10
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$59,608	$117,725
Trade accounts receivables	413,209	390,024
Other receivables	45,225	37,457
Inventories	318,316	315,011
Prepaid expenses and deferred taxes	49,142	61,895

	885,500	922,112
Property, plant and equipment, net	943,951	1,007,295
Goodwill	573,903	570,508
Other intangible assets	73,037	88,790
Other assets	505,349	452,614

	$2,981,740	$3,041,319

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$495,860	$530,197
Notes payable and current portion of long-term debt	124,530	93,754
Accrued taxes	96	15,935

	620,486	639,886
Long-term debt	657,075	813,207
Pension and other postretirement benefits	173,939	148,214
Deferred income taxes and other	266,926	287,133
Shareholders’ equity	1,263,314	1,152,879

	$2,981,740	$3,041,319

Prior year data has been reclassified to conform to the current year presentation.
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net Sales
Consumer Packaging	$343,087	$311,619	$1,247,451	$1,132,070
Engineered Carriers and Paper	392,618	389,414	1,482,057	1,388,512
Packaging Services	124,524	100,024	455,877	321,045
All Other Sonoco	94,679	83,941	343,189	313,806

Consolidated	$954,908	$884,998	$3,528,574	$3,155,433

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$31,697	$24,622	$103,505	$83,111
Engineered Carriers and Paper — Operating Profit*	23,260	24,214	107,060	113,032
Packaging Services — Operating Profit	11,620	10,903	44,813	30,266
All Other Sonoco — Operating Profit	11,885	8,389	40,607	31,978
Restructuring charges	(2,777)	(10,738)	(21,237)	(18,982)
Interest, net	(11,493)	(11,280)	(43,622)	(42,063)

Consolidated	$64,192	$46,110	$231,126	$197,342

* 2005 Results include Charge of $12,500 related to increase in environmental reserve